As filed with the Securities and Exchange Commission on November 8, 2007
Registration No. 333-141551

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4 to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Centerplate, Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-3870167
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2187 Atlantic Street
Stamford, Connecticut 06902
Telephone: (203) 975-5900
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Rina E. Terán, Esq.
Associate General Counsel and Corporate Secretary
Centerplate, Inc.
2187 Atlantic Street
Stamford, Connecticut 06902
Telephone: (203) 975-5900
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With copies to:

Bonnie J. Roe, Esq. Davies Ward Phillips & Vineberg LLP 625 Madison Avenue New York, New York 10022 (212) 588-5500	Risë B. Norman, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

Please note that in this Amendment No. 4 we are filing only Part II of this registration statement, including the exhibits indicated in item 16 of this Amendment No. 4. You can find a copy of the prospectus that is part of this registration statement in Amendment No. 3 to this registration statement, filed on October 23, 2007.

Table of Additional Registrant Guarantors

	State or Other		Address Including Zip Code,
Exact Name of Registrant	Jurisdiction of	I.R.S. Employer	Telephone Number Including Area
Guarantor as Specified	Incorporation or	Identification	Code, of Registrant Guarantor’s
in its Charter	Organization	Number	Principal Executive Offices

Volume Services America, Inc.	Delaware	57-0969174	201 East Broad Street Spartanburg, SC 29306 (864) 598-8600
Volume Services, Inc.	Delaware	36-2786575	Same as above
Service America Corporation	Delaware	13-1939453	Same as above
Service America Concessions Corporation	Maryland	06-1182149	Same as above
Service America of Texas, Inc.	Texas	76-0261618	Same as above
Centerplate of Kansas, Inc.	Kansas	20-4267060	Same as above

PART II

ITEM 14:	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions and the fees of counsel to the underwriters, payable by Centerplate, Inc. in connection with the offer and sale of the securities being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee	$1,121.58
NASD filing fee	$4,153.35
Toronto Stock Exchange listing fee (IDSs)	$63,507.09
Toronto Stock Exchange listing fee (Common stock)	$63,507.09
Transfer agent’s fee	$5,000.00
Trustee’s fee	$5,000.00
Printing and engraving expenses	$50,000.00
Legal fees and expenses	$1,225,000.00
Financial advisory fees and expenses	$200,000.00
Accounting fees and expenses	$1,000,000.00
Miscellaneous	$45,000.00

Total	$2,662,289.11

ITEM 15:	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware.  The General Corporation Law of the State of Delaware (“DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The certificates of incorporation of the Delaware registrants include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the DGCL (unlawful dividends and stock repurchases); or for transactions from which the director derived improper personal benefit.

The certificates of incorporation of the Delaware registrants provide that these registrants must indemnify their directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that the person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our by laws, agreement, vote of stockholders or disinterested directors or otherwise.

Centerplate, Inc. maintains insurance to protect itself and its directors and officers and those of its subsidiaries against any such expense, liability or loss, whether or not it would have the power to indemnify them against such expense, liability or loss under applicable law.

Kansas.  Under Section 17-6305 of the Kansas General Corporation Code, a corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person will have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of such case, the person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

Section 17-6002(b)(8) of the Kansas General Corporation Code provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors, except for (i) breaches of their duty of loyalty to their corporations or their stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 17-6424 of the Kansas General Corporation Code (unlawful payment of dividends), or (iv) transactions from which a director derives an improper personal benefit.

Consistent with Section 17-6305 of the Kansas General Corporation Code, the bylaws of the Kansas registrants provide that they will indemnify their directors and voting trustees against costs and expenses actually and necessary incurred by or empowered upon them in connection with the defense of any action, suit, or proceeding, except in relation to any matters as to which they shall have been adjudged liable (without such judgment being reversed) for gross misconduct in the performance of their duties as such directors or such voting trustees.

Maryland.  The certificate of incorporation of the Maryland registrant provides that the Maryland registrant will, to the fullest extent permitted by the Maryland General Corporation Law (the “MGCL”) and in accordance with Section 2-418 of the MCGL, indemnify any and all persons whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other matters referred to in or covered by the Maryland General Corporation Law.

Section 2-418 of the MGCL generally permits indemnification of any director made a party to any proceedings by reason of service as a director unless it is established that: (i) the act or omission of such person was material to the matter giving rise to the proceedings and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceedings, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by the director in connection with the proceeding; but, if the proceeding is one by or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director has been adjudged to be liable to the corporation, or if the proceeding is one charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, indemnification of the director is not permitted if the director was adjudged to be liable on the basis that personal benefit was improperly received.

In addition, under Maryland law and unless limited by the charter, the Maryland registrant is required to indemnify a current or former director or officer in any proceeding arising out of such individual’s official capacity if a court of appropriate jurisdiction determines such individual is entitled to indemnification. However, indemnification with respect to any proceeding by or in the right of the corporation or in which a director was adjudged liable on the basis that personal benefit was improperly received shall be limited to expenses.

Under Maryland law, the Maryland registrant may pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a current or former director of officer, if the individual affirms in good faith that he or she has satisfied the applicable standard of conduct necessary for indemnification and agrees to repay amounts paid to the individual if it is determined that the standard is not met.

Indemnification under the provision of Maryland law is not deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, bylaws, any resolution of stockholders or directors, any agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

The statute permits a Maryland corporation to indemnify its officers, employees and agents to the same extent as its directors.

Texas.  Article 2.02-1 of the Texas Business Corporation Act (the “TBCA”) provides that a director of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with any action, suit or proceeding in which he was, is, or is threatened to be made a named defendant by reason of his position as director or officer, provided that he conducted himself in good faith and reasonably believed that, in the case of conduct in his official capacity as a director or officer of the corporation, such conduct was in the corporation’s best interests; and, in all other cases, that such conduct was at least not opposed to the corporation’s best interests. If a director is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding and such not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. In the case of a criminal proceeding, a director or officer may be indemnified only if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

The TBCA further provides that a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation, and to those who are not or were not officers, employees or agents but who are or were serving at the request of the corporation, to the same extent that it my indemnify and advance expenses to directors.

ITEM 16:	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.  Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement, which information is incorporated herein by reference pursuant to Rule 411 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act of 1933.

ITEM 17:	UNDERTAKINGS

1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification by the registrants against such liabilities, other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

2. The undersigned registrants hereby undertake:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of the Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs 2(a)(i) and 2(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(iv) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(v) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

3. For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Stamford, State of Connecticut, on November 8, 2007.

CENTERPLATE, INC.

By:	/s/ Janet L. Steinmayer Name: Janet L. Steinmayer Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name		Title	Date

/s/ Janet L. Steinmayer Janet L. Steinmayer		President, Chief Executive Officer and Director (Principal Executive Officer)	November 8, 2007

/s/ Kevin F. McNamara Kevin F. McNamara		Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 8, 2007

* David M. Williams		Chairman of the Board and Director	November 8, 2007

* Felix P. Chee		Director	November 8, 2007

* Sue Ling Gin		Director	November 8, 2007

* Alfred Poe		Director	November 8, 2007

* Peter F. Wallace		Director	November 8, 2007

* Glenn R. Zander		Director	November 8, 2007

*By:	/s/ Kevin F. McNamara Kevin F. McNamara Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Stamford, State of Connecticut, on November 8, 2007.

VOLUME SERVICES AMERICA, INC.
VOLUME SERVICES, INC.
(a Delaware Corporation)
SERVICE AMERICA CORPORATION

By:	/s/ Janet L. Steinmayer Name: Janet L. Steinmayer Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Janet L. Steinmayer Janet L. Steinmayer	President and Chief Executive Officer and Director (Principal Executive Officer)	November 8, 2007

/s/ Kevin F. McNamara Kevin F. McNamara	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 8, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Stamford, State of Connecticut, on November 8, 2007.

SERVICE AMERICA CONCESSIONS CORPORATION

CENTERPLATE OF KANSAS, INC.

By:	/s/ Janet L. Steinmayer Name: Janet L. Steinmayer Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Janet L. Steinmayer Janet L. Steinmayer	President, Chief Executive Officer and Director (Principal Executive Officer)	November 8, 2007

/s/ Kevin F. McNamara Kevin F. McNamara	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 8, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Spartanburg, State of South Carolina, on November 8, 2007.

SERVICE AMERICA OF TEXAS, INC.

By:	* Name: J. Stephen Zahn Title: President and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed below by the following person in the capacities and on the date indicated.

Name		Title	Date

* J. Stephen Zahn		President, Secretary and Director (Principal Executive Officer and Principal Financial and Accounting Officer)	November 8, 2007
*By:	/s/ Kevin F. McNamara Kevin F. McNamara

Exhibit Index

Exhibit
Number		Description of Exhibit

1	.1**	Form of Underwriting Agreement.
4.1		Indenture, dated as of December 10, 2003, among Volume Services America Holdings, Inc., the guarantors thereto and The Bank of New York, as Trustee. (Incorporated by reference to Centerplate’s current report on Form 8-K filed on December 22, 2003).
4.2		First Amendment to Indenture, dated as of October 24, 2006 (Incorporated by reference to Centerplate’s current report on Form 8-K filed on October 27, 2006).
4	.3*	Form of Subordinated Note.
4.4		Registration Rights Agreement dated as of December 10, 2003, among Volume Services America Holdings, Inc., BCP Volume L.P., BCP Offshore Volume L.P., VSI Management Direct L.P., Lawrence E. Honig, Kenneth R. Frick and Recreational Services L.L.C. (Incorporated by reference to Centerplate’s current report on Form 8-K filed on December 22, 2003.)
4	.5*	Letter Agreement Regarding Registration Rights dated as of March 22, 2007, among Centerplate, Inc., BCP Volume L.P., BCP Offshore Volume L.P., VSI Management Direct L.P., and Recreational Services L.L.C.
4.6		Amended and Restated Stockholders Agreement dated as of December 10, 2003, among Volume Services America Holdings, Inc., BCP Volume L.P., BCP Offshore Volume L.P., VSI Management Direct L.P. and Recreational Services L.L.C. (Incorporated by reference to Centerplate’s current report on Form 8-K filed on December 22, 2003).
4	.7*	Form of Letter Agreement Regarding Stockholders Agreement dated as of May 4, 2007, among Centerplate, Inc., BCP Volume L.P., BCP Offshore Volume L.P., VSI Management Direct L.P., and Recreational Services L.L.C.
4.8		Form of stock certificate for common stock. (Incorporated by reference to the Form S-1/A filed on November 7, 2003).
4.9		Form of global IDS (Incorporated by reference to the Form S-1/A filed on November 7, 2003).
4.10		Board Observer Agreement, dated December 10, 2003, between Volume Services America Holdings, Inc. and Blackstone Capital Partners II Merchant Banking Fund. (Incorporated by reference to Centerplate’s Annual Report on Form 10-K filed for the fiscal year ended December 30, 2003).
5	.1*	Opinion of Davies Ward Phillips & Vineberg LLP.
5	.2*	Opinion of Blackwell Sanders Peper Martin LLP.
5	.3*	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
5	.4*	Opinion of Venable LLP.
8.1		Form of tax opinion of Davies Ward Phillips & Vineberg LLP.
12	.1*	Computation of Ratio of Earnings to Fixed Charges.
23	.1*	Consent of Deloitte & Touche LLP.
23	.2*	Consent of Davies Ward Phillips & Vineberg LLP (included in Exhibit 5.1).
23	.3*	Consent of Blackwell Sanders Peper Martin LLP (included in Exhibit 5.2).
23	.4*	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5.3).
23	.5*	Consent of Venable LLP (included in Exhibit 5.4).
23.6		Consent of Davies Ward Phillips & Vineberg LLP (included in Exhibit 8.1).
24	.1*	Powers of Attorney.
99	.1*	Letter from Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

*	Previously filed

**	To be filed as an exhibit to a report of Centerplate filed under the Securities Exchange Act of 1934 and incorporated by reference in this Registration Statement